Exhibit 10.27

Amendment 2022-1

to the

devon energy corporation

incentive savings plan

The Devon Energy Corporation Incentive Savings Plan (the "Plan") is amended effective as of July 21, 2022, or such later date as of the occurrence of the "Closing" of the transactions described in the Purchase and Sale Agreement by and among RimRock Oil & Gas Williston, LLC; RimRock Oil & Gas Williston Resources, Inc. and WPX Energy Williston, LLC, dated June 6, 2022, as follows:

1. A new Appendix K ("Special Provisions for RimRock Transferred Employees") is hereby added at the end of the Plan, such new Appendix K to read as follows:

"APPENDIX K

SPECIAL PROVISIONS FOR RIMROCK TRANSFERRED EMPLOYEES

This Appendix K shall apply with regard to those employees who (a) remain employed by RimRock Oil & Gas Williston, LLC, RimRock Oil & Gas Williston Resources, Inc. or one of their respective affiliates ("RimRock") until the closing of the transactions set forth in the RimRock Purchase Agreement (as defined in Section 3 of this Appendix) and (b) become Employees of the Employer in connection with such transaction (each such Employee, a RimRock Transferred Employee as defined Section 3 of this Appendix).

1. Transfer of Employees from RimRock. Each RimRock Transferred Employee shall become an Eligible Employee upon the "Closing Date" (as defined in the RimRock Purchase Agreement) in accordance with the terms of the Plan. The provisions of the Plan shall apply to each RimRock Transferred Employee, except as provided in this Appendix.

2. Special Conditions. Notwithstanding the provisions of the Plan, the following provisions shall apply:

(a)
Special Employment Commencement Date or Reemployment Commencement Date for Participation Eligibility and Matching Contributions for RimRock Transferred Employees. A RimRock Transferred Employee's Employment Commencement Date or Reemployment Commencement Date for purposes of (i) participation under Article III of the Plan and (ii) determining his or her rate of Matching Contributions under Section 4.05(a) of the Plan shall be the date of the RimRock Transferred Employee's most recent employment commencement date or reemployment commencement date, as the case may be, with RimRock.

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(b)
Years of Service. A RimRock Transferred Employee's Years of Service under the Plan shall include service with RimRock previously recognized under any profit sharing or 401(k) plan sponsored by RimRock.

3. Definitions. For purposes of this Appendix K, the following terms shall have the following meanings:

(i)
"RimRock Transferred Employee" shall mean a "Transferred Employee," as defined in the RimRock Purchase Agreement.
(ii)
"RimRock Purchase Agreement" shall mean the Purchase and Sale Agreement by and among RimRock Oil & Gas Williston, LLC; RimRock Oil & Gas Williston Resources, Inc. and WPX Energy Williston, LLC, dated June 6, 2022."

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In witness whereof, Devon Energy Corporation (acting through its authorized delegate) has caused this Amendment 2022-1 to the Devon Energy Corporation Incentive Savings Plan to be executed this 23rd day of August 2022.

DEVON ENERGY CORPORATION
By:	/s/ Tana K. Cashion
Name: Tana K. Cashion
Title: Executive Vice President, Human Resources and Administration

[Signature Page to Amendment 2022-1 to the Devon Energy Corporation Incentive Savings Plan]

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